Exhibit 23.2

Centro Empresarial PB 370 Praia de Botafogo, 370 5º ao 8º andares - Botafogo 22250-040 - Rio de Janeiro, RJ, Brasil

Tel: +55 21 3263-7000 Fax: +55 21 3263-7004 ey.com.br

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Stock Awards Plan and Non-Executive Director Plan of GeoPark Limited, of our report dated April 28, 2014, with respect to the financial statements of Rio das Contas Produtora de Petróleo Ltda. included in GeoPark Limited’s Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Very truly yours,

ERNST & YOUNG
Auditores Independentes S.S.

/s/ Roberto Cesar Andrade dos Santos
Roberto Cesar Andrade dos Santos
CRC - 1RJ 093.771/O-9

Rio de Janeiro - Brasil December 17, 2014